Two Harbors Investment Corp. Announces Retirement of Chief Financial Officer New York, February 5, 2024 – Two Harbors Investment Corp. (NYSE: TWO), an MSR + Agency RMBS real estate investment trust, today announced that Mary Riskey intends to retire from her position as Vice President and Chief Financial Officer of the company. Two Harbors has initiated an external search for a new Chief Financial Officer, and Ms. Riskey plans to continue to serve in her role through August 1, 2024, or until a successor is appointed by the company. “I would like to thank Mary for her many years of unwavering commitment, dedicated service, and outstanding contributions to Two Harbors,” stated Bill Greenberg, Two Harbors’ President and Chief Executive Officer. “She has been instrumental in our evolution over the years, and will leave an indelible mark on our organization. As Mary embarks on a well-deserved retirement, I want to express my deep gratitude and wish her much happiness in the next chapter of her life.” Two Harbors Investment Corp. Two Harbors Investment Corp., a Maryland corporation, is a real estate investment trust that invests in residential mortgage-backed securities, mortgage servicing rights and other financial assets. Two Harbors is headquartered in St. Louis Park, Minnesota. Additional Information Stockholders of Two Harbors and other interested persons may find additional information regarding the company at http://www.twoharborsinvestment.com, at the Securities and Exchange Commission’s Internet site at www.sec.gov or by directing requests to: Two Harbors Investment Corp., 1601 Utica Ave. S., Suite 900, St. Louis Park, MN 55416, telephone (612) 453-4100. Contact Margaret Karr, Head of Investor Relations, Two Harbors Investment Corp., (612) 453-4080, Margaret.Karr@twoharborsinvestment.com.